Exhibit 99.1

[PRIME MEDICAL LOGO]

FOR IMMEDIATE RELEASE

PRIME MEDICAL ACQUIRES MEDSTONE INTERNATIONAL;

EXPANDS UROLOGY PLATFORM

AUSTIN, TX – February 20, 2004 – Prime Medical Services, Inc. (NASDAQ:PMSI) today announced that it completed the acquisition of Medstone International, Inc., an established lithotripsy equipment manufacturer and service provider, following approval by shareholders. Shareholders of both companies overwhelmingly approved the transaction with over 98% of shares affirming the transaction.

Based in Aliso Viejo, CA, Medstone is a leading manufacturer of lithotripsy systems and urology tables and a prominent provider of fee-per-procedure lithotripsy services. With more than 130 lithotripters in operation worldwide, and over 325 urology and patient handling tables in use, the Medstone devices are well established in the urology office and hospital market. For the trailing 12 months ended September 30, 2003, Medstone had revenues of $21 million, comprised of $16 million in service revenue and $5 million in equipment sales.

Brad A. Hummel, President & CEO of Prime, commented, “We are extremely pleased to complete our acquisition of Medstone, which we believe adds value to Prime Medical on several levels:

•	We see this as an opportunity to broaden Prime’s urology platform and further our prominence in the $450 million lithotripsy market.

•	We believe this will be a catalyst for growth. By combining our relationships within the healthcare community and Medstone’s substantial installed equipment base, we are enabling vertical participation in device distribution which allows us to leverage our strengths in delivering ambulatory and fixed basis services.

•	This transaction is beneficial to the Company’s financial health. We project the acquisition to be immediately accretive to earnings, due in part to an estimated $4.0 million annual cost savings available through consolidation. Additionally, Medstone adds approximately $16.5 million of net working capital and has no long-term debt.

•	We view this as an opportunity to exploit the potential of two innovative new products, the UroPro Vista (UPV) and the Multi-Rad Digital Radiology imaging system, which are just emerging from research and development.

Mr. Hummel continued, “Most importantly, we see Medstone as an opportunity to add benefit to our physician partners by creating more efficient and economic access to the clinical tools they employ in their practices. By adding technology to our offering, we are not intending to alter the role of our physician partners or customers in clinical decision making, but we believe that by facilitating consolidation of the vast provider network in the United States and the related array of manufactured products, we will serve an important role in maintaining market place discipline while advancing services that benefit patient, payor and physician alike.”

Mr. Hummel concluded, “I want to assure the Medstone customers that we are committed to supporting the installed base and maintaining all of the existing service routes. Our management team has now turned its attention to rapidly integrating Medstone’s service business into Prime’s existing operations in order to fully capitalize on operating and financial leverage, as well as seeking opportunities to improve operations. We look forward to reporting on the continued development of our urology segment.”

Medstone shareholders will receive .9559 shares of Prime common stock for each share of Medstone common stock they held, equivalent to $5.00 of Prime common stock based on the average closing price for the 30 trading days immediately preceding the third trading day before the closing of the transaction. A total of approximately 3.65 million Prime shares will be distributed to Medstone shareholders. The transaction qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. After the merger, the existing management of Prime will continue with the combined entity.

About Prime Medical Services

Prime is an industry leader in providing healthcare services to the urology community and is a market leader in the design and manufacturing of specialty vehicles for use in the medical and broadcast & communications industries.

Urology Services and Products. Prime is the country’s leading provider of lithotripsy, a non-invasive therapy for kidney stone disease, operating a fleet of 112 lithotripsy systems in mobile and fixed based configurations throughout the United States. As a result of its February 2004 Medstone acquisition, Prime now offers a line of state-of-the-art urological medical devices including lithotripters, fixed and mobile treatment tables and radiology equipment. Through 43 partnerships organized around local urologists, the Company provides the personnel and operating infrastructure required to deliver lithotripsy treatments to hospitals and other healthcare settings. Services include scheduling, logistics, receivables management, contracting, personnel management, training, quality assurance, outcomes management and regulatory compliance.

Manufacturing. Prime is a global leader in the design, engineering and construction of specialty vehicles for the transport of high technology medical and broadcast & communications equipment. Working with original equipment manufacturers, Prime oversees the integration of a broad range of devices, including diagnostic imaging equipment and therapeutic medical devices, as well as satellite and microwave transmission equipment. The Company has recently expanded its products to include mobile command and control facilities, and other law enforcement, military and Homeland Security related vehicles.

For more information, visit Prime’s website at: www.primemedical.com

Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Prime believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from Prime’s expectations include, among others, unexpected difficulties in integrating the operations of Prime and Medstone, the effects of Prime’s indebtedness, uncertainties in our establishing or maintaining relationships with physicians or hospitals, the impact of current and future laws and governmental regulations, the existence of demand for and acceptance of Prime’s services, the availability of appropriate candidates for acquisition by Prime, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in Prime’s periodic filings with the Securities and Exchange Commission.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prime Medical Services, Inc.		The Equity Group Inc.
Brad A. Hummel, President & CEO		Loren G. Mortman
John Q. Barnidge, Senior Vice President & CFO		(212) 836-9604, LMortman@equityny.com
(512) 314-4554		Lauren Barbera
www.primemedical.com		(212) 836-9610, LBarbera@equityny.com
www.theequitygroup.com

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